Exhibit 4.3

Description of Capital Stock

The following descriptions of the Registrant’s capital stock and provisions of the Registrant amended and restated articles of incorporation (“A&R Articles of Incorporation”) and amended and restated bylaws (the “A&R Bylaws”) are summaries of their material terms and provisions and are qualified in their entirety by reference to such complete documents, copies of which are publicly available through the Registrant filings with the SEC. When the Registrant offers to sell these securities, the Registrant will summarize in a prospectus supplement the particular terms of such securities that the Registrant believe will be the most important to a decision to invest in such securities. As the terms of such securities may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and an investor should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus.

Overview

Under the A&R Articles of Incorporation, the Registrant’s authorized capital stock consists of 486,000,000,000 shares, all with a par value of $0.001 per share, of which:

●	444,000,000,000 shares are designated Class A common stock (the “Class A Common Stock”);

●	21,000,000,000 shares are designated Class B common stock (the “Class B Common Stock,” collectively with the Class A Common Stock, the “Common Stock”); and

●	21,000,000,000 shares are designated preferred stock (the “Preferred Stock”).

As of September 12, 2025, there were 364,825,582 shares of Class A Common Stock outstanding, 270,514,708 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding.

Class A Common Stock and Class B Common Stock

Voting rights. The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and the holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends and other distributions, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of Strive, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

Conversion rights. Shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the transfer thereof (other than for certain permitted transfers). Holders of Class B Common Stock may also elect to convert their Class B Common Stock into Class A Common Stock upon notice to Strive. Vivek Ramaswamy, who is the largest holder of voting power of Strive, may elect to cause Strive to convert all Class B Common Stock into Class A Common Stock.

Shareholders Agreement. The Registrant has entered into a shareholders agreement (the “Shareholders Agreement”) with certain of the Registrant’s significant shareholders (the “Shareholder Parties”). Pursuant to the Shareholders Agreement, the Shareholder Parties have certain rights so long as they beneficially own at least 50% of the then outstanding shares of the Registrant’s Common Stock.

Other rights. The holders of Common Stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Under the A&R Articles of Incorporation, the Registrant’s board of directors has authority, without further vote or action by the stockholders, to issue up to 21,000,000,000 shares of Preferred Stock in one or more series and to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, and the qualification, limitations or restrictions thereof, with respect to each such series of Preferred Stock and the number of shares constituting each such series. The issuance of Preferred Stock could adversely affect the rights of holders of common stock or impede the completion of a merger, tender offer or other takeover attempt.

Registration Rights

Registration Rights Agreement

On September 12, 2025 (the “Merger Closing Date”), in connection with that certain Agreement and Plan of Merger, dated as of May 6, 2025, as amended by that certain Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2025, the Registrant entered into that certain registration rights agreement, dated as of September 12, 2025 (the “Registration Rights Agreement”), with certain significant stockholders (the “Holders”), each of which is entitled to certain demand and piggyback registration rights. As of September 12, 2025, the Holders hold a majority of the voting power of Common Stock outstanding, excluding the potential dilutive effect of the exercise of warrants. The registration rights described below will expire on the date on which the securities subject to the Registration Rights Agreement (i) are sold pursuant to an effective registration statement, (ii) are sold pursuant to Rule 144 under the Securities Act, or (iii) are eligible to be resold without regard to the volume or public information requirements of Rule 144. The registration rights are subject to certain delay, suspension and cutback provisions.

The Registration Rights Agreement includes customary indemnification and contribution provisions. All fees, costs and expenses related to registrations generally will be borne by us, other than underwriting discounts and commissions attributable to the sale of registrable securities.

Shelf Registration Statement. The Registrant is required to file a shelf registration statement on Form S-3 that covers the Holders’ registrable securities within 30 days after the Merger Closing Date. To the extent the Registrant is a well-known seasoned issuer, the Holders making a demand registration may also request that the Registrant files an automatic shelf registration statement on Form S-3 that covers the registrable securities requested to be registered.

Demand Registration Rights for Shelf Takedowns. The Registration Rights Agreement grants the Holders certain rights to demand takedowns from a shelf registration statement. Any underwritten takedown demand would be required to include at least 5.0% of the Common Stock as of the Merger Closing Date or have an anticipated aggregate offering price of at least $50.0 million. Depending on certain conditions, the Registrant may defer a demand registration for up to 90 days in any twelve-month period.

Piggyback Registration Rights. In the event that the Registrant proposes to register any of the Registrant’s securities under the Securities Act, either for the Registrant’s account or for the account of the Registrant’s other security holders, the Holders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever the Registrant proposes to file a registration statement under the Securities Act, the holders of these shares are entitled to notice of the registration.

Underwriter Lock-ups. Notwithstanding the registration rights described above, if there is an underwritten demand offering of Common Stock, directors and executive officers and the stockholders that are parties to the Registration Rights Agreement agree to deliver lock-up agreements to the underwriters of such offering to restrict transfers of their Common Stock. The restrictions will apply for up to 90 days in connection with an underwritten offering demanded pursuant to the Registration Rights Agreement.

Expenses; Indemnification; Cooperation. The Registration Rights Agreement provides that the Registrant must pay all registration expenses (other than the underwriting discounts and commissions) in connection with effecting any demand registration or shelf registration. The Registration Rights Agreement contains customary indemnification and contribution provisions. The Registrant will also be required to cooperate with the Holders in connection with certain pledges of their shares or grants of security interests in respect thereof, including in connection with margin loans.

Subscription Agreements

On May 26, 2025, the Registrant entered into subscription agreements (each a “Subscription Agreement” and together the “Subscription Agreements”) with certain accredited investors (the “Subscribers”), pursuant to which the Subscribers purchased, and we issued and sold on the closing date of the Merger (i) an aggregate of 345,487,794 shares of the Registrant Class A Common Stock (after giving effect to the transactions contemplated by the Merger Agreement, including the redesignation of the Registrant Class B common stock, $0.0001 par value per share, to Class A Common Stock, pursuant to the A&R Articles of Incorporation adopted and approved in accordance with the Merger Agreement), at a price of $1.35 per share (the “Placement Shares”), (ii) pre-funded warrants to purchase 209,771,462 shares of Class A Common Stock, at a price of $1.3499 per share (the “Pre-Funded Warrants”) to certain of the subscribers in lieu of Placement Shares, and (iii) 555,259,256 warrants to purchase shares of Class A Common Stock (the “Traditional Warrants”).

Pursuant to the terms of the Subscription Agreement, the Registrant has agreed to register for resale the Placement Shares and the shares of the Registrant’s common stock issuable upon exercise of the Pre-Funded Warrants and the Traditional Warrants (the “Warrant Shares” and, together with the Placement Shares, the “PIPE Registrable Securities”), including an obligation to file a registration statement covering the resale by the Subscribers of their PIPE Registrable Securities no later than 30 days following the closing of the transactions contemplated by the Merger Agreement. The Registrant has agreed to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable (and in no event later than the earlier of (i) the 45th day after the closing of the PIPE Financing or (ii) the 120th day after the closing of the PIPE Financing, if the SEC staff determines to review the registration statement) and to keep such registration statement effective until the date that all PIPE Registrable Securities covered by such registration statement have been sold or can be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereof) promulgated under the Securities Act. The Registrant has agreed to be responsible for all fees and expenses incurred in connection with the registration of the PIPE Registrable Securities.

Exchange Agreements

On August 22, 2025, the Registrant entered into exchange agreements (each an “Exchange Agreement” and together the “Exchange Agreements”) with certain accredited investors (the “Investors”), pursuant to which the Registrant agreed to issue and exchange an aggregate of 2,681,893 shares (the “Exchange Shares”) of the Registrant’s Class A Common Stock for the aggregate amount of 69 bitcoin.

Pursuant to the terms of the Exchange Agreements, the Registrant agreed to register for resale the Exchange Shares (the “Exchange Shares Registrable Securities”), including an obligation to file a registration statement covering the resale by the Investors of their Exchange Shares Registrable Securities no later than 30 days following the closing of the transactions contemplated by the Merger Agreement. The Registrant has agreed to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable (and in no event later than the earlier of (i) the 45th day after the closing of the 351 Exchange or (ii) the 120th day after the closing of the 351 Exchange, if the SEC staff determines to review the registration statement) and to keep such registration statement effective until the date that all Exchange Shares Registrable Securities covered by such registration statement have been sold or can be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereof) promulgated under the Securities Act. The Registrant has agreed to be responsible for all fees and expenses incurred in connection with the registration of the Exchange Shares Registrable Securities.

Investor Rights Agreement

Vivek Ramaswamy, together with an affiliated trust managed by a third-party trustee and investment advisor, Matthew Cole, 2025-10 Investments LLC (controlled by Benjamin Pham) and Anson Frericks (the “Controlling Shareholders”) are party to that certain First Amended and Restated Investor Rights Agreement, dated as of July 15, 2024, by and among Strive Enterprises, Inc. and the other parties thereto (the “IRA”) (as amended by that certain First Amendment to the First Amended and Restated Investors’ Rights Agreement, dated as of September 12, 2025 (such amendment to the IRA, the “IRA Amendment”), pursuant to which such Controlling Shareholders have agreed, subject to certain exceptions, not to transfer or take certain other actions with respect to Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, in each case, issued in connection with the Merger, until thirty (30) calendar days following the effectiveness of the shelf registration statement on Form S-3 or Form S-1 (or a prospectus supplement pursuant to an existing registration statement on such forms) registering the resale of the shares issuable in the PIPE Financing that are eligible for registration following the closing of the Merger.

Anti-Takeover Effects of Nevada Law and The Registrant Articles of Incorporation and Bylaws

Some provisions of Nevada law, the A&R Articles of Incorporation, and the A&R Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of the Registrant’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in the Registrant’s best interests, including transactions that provide for payment of a premium over the market price for the Registrant’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Registrant’s board of directors. The Registrant believe that the benefits of the increased protection of the Registrant’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Election and Removal of Directors

Subject to the rights of any Preferred Stock series entitled to elect directors separately, the board shall consist of a minimum of five (5) and a maximum of eleven (11) directors. Unless otherwise specified in the A&R Articles of Incorporation, the directors shall be divided into three (3) classes — Class I, Class II, and Class III — with each class comprising approximately one-third (1/3) of the total number of directors.

Stockholders seeking to nominate individuals for election to the board of directors or to propose other business at a stockholder meeting must provide advance written notice and comply with specific procedural and content requirements. To bring such matters before an annual meeting, the stockholder must be a record holder at the time notice is given, be entitled to vote at the meeting, and deliver notice to the secretary at the company’s principal executive offices no earlier than the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the previous year’s annual meeting. If the meeting date is advanced by more than 60 days or delayed by more than 30 days from the prior year’s anniversary date, notice must be delivered no earlier than the 120th day before the meeting and no later than the later of the 90th day before the meeting or the 10th day after public announcement of the meeting date. A public announcement of an adjournment or postponement does not restart or extend the notice period.

Directors are elected at the annual meeting of stockholders on a staggered three-class basis, except in cases of vacancies. Each director elected serves until a successor is duly elected and qualified. Directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds (2/3) of the voting power of the shares entitled to vote generally in the election of directors, voting together as a single class.

Limitations on Written Consents

Any action that is required or permitted to be taken at a meeting of the board of directors or any of its committees may be taken without a meeting if all members (excluding any who abstain in writing in accordance with Nevada Revised Statutes (“NRS”) 78.315(2)) provide written consent or consent by electronic transmission. These consents must be filed with the official minutes of the board or committee proceedings, in either paper or electronic form, consistent with how the minutes are maintained. For so long as the Common Stock held by the stockholders that are party to the Shareholders Agreement (as defined in the A&R Articles of Incorporation) represents at least twenty-five percent (25%) of the Company’s total voting power, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the Registrant’s outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, once the Common Stock held by the stockholders that are party to the Shareholders Agreement ceases to represent at least twenty-five percent (25%) of the Registrant’s total voting power (the date on which this occurs, the “Sunset Date”), any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the A&R Bylaws and the NRS and may not be taken by written consent of stockholders without a meeting.

Stockholder Meetings

Written notice of a stockholder meeting must be delivered to each stockholder of record entitled to vote no fewer than ten (10) and no more than sixty (60) days before the meeting. The notice must include the physical location, if any, the date and time, any means of remote communication by which stockholders and proxy holders may be deemed present and vote, the record date for determining voting eligibility, and, for special meetings, the purpose(s) of the meeting. Unless otherwise specified, no additional notice is required for adjourned meetings if the time, location (if any), and remote communication means (if any) are announced at the original meeting. However, if the adjournment lasts more than sixty (60) days or a new record date is set, a new notice must be provided.

Cumulative Voting

Pursuant to the NRS, the articles of incorporation of any corporation may provide for cumulative voting in the election of directors. The A&R Articles of Incorporation and the A&R Bylaws do not permit stockholders to cumulate their votes in the election of directors. The A&R Bylaws provide that, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the voting power of shares of the Registrant’s capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Restrictions on Beneficial Ownership

The Registrant is authorized to redeem, suspend rights of, or require the sale of shares of Common Stock or Preferred Stock if a stockholder, together with its Affiliates (as defined in the A&R Articles of Incorporation), would otherwise exceed twenty percent (20%) of the total voting power of the Registrant’s outstanding capital stock. In such instances, the Registrant may (i) redeem a sufficient number of shares to eliminate the excess, at a price equal to either a mutually agreed amount or, if no agreement is reached, seventy-five percent (75%) of fair market value if the holder is at fault for exceeding such percentage, or one hundred percent (100%) if not at fault, as determined in good faith by disinterested members of the board, (ii) suspend ownership rights causing the excess, or (iii) require the sale of the necessary number of shares, which the holder must promptly carry out. Notice of redemption shall be given in writing between fifteen (15) and thirty (30) days, or a shorter period as determined by the board of directors, prior to the redemption date, by first class mail, overnight courier, or electronic mail, specifying the redemption details. Upon surrender, the redemption price shall be paid, and if fewer than all shares represented by a certificate are redeemed, a new certificate shall be issued for the remainder. From the redemption date, unless the Registrant defaults on payment, all rights in the redeemed shares shall terminate, and such shares shall no longer be transferable or deemed outstanding. These provisions do not apply to the Registrant, the Registrant’s Affiliates, or Permitted Transferees (as defined in the A&R Articles of Incorporation), and the Registrant have no authority to redeem, suspend, or require the sale of any shares held by such parties, notwithstanding any contrary provision in the A&R Articles of Incorporation.

Corporate Opportunity Waiver

No Non-Employee Director (as defined in the A&R Articles of Incorporation) (including any Non-Employee Director who serves as an officer in both his or her director and officer capacities) or his or her affiliates shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Registrant or any of the Registrant’s affiliates engage or propose to engage or (ii) otherwise competing with us or any of the Registrant’s affiliates, and, to the fullest extent permitted by law, no such person shall be liable to us or the Registrant’s stockholders or to any of the Registrant’s affiliates for breach of any fiduciary duty solely by reason of the fact that such person engages in any such activities or did not communicate or offer such activities to us. However, the Registrant does not renounce the Registrant’s interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Strive.

Nevada “Combinations with Interested Stockholders” Statutes

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves, in advance, either the combination or the transaction by which such person becomes an “interested stockholder,” or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation or in an amendment effective prior to the company having 200 or more stockholders of record, then the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Registrant has opted out of these statutes in the A&R Articles of Incorporation until the Sunset Date.

Amendment of Articles of Incorporation

Amendments to the A&R Articles of Incorporation must first be approved by the board of directors and then submitted to the stockholders for approval, requiring the affirmative vote of holders of at least a majority of the outstanding shares. However, from and after the Sunset Date, the provisions contained in Articles Five through Twelve thereof may not be amended, repealed, or otherwise altered — including through the adoption of new provisions intended to override or circumvent them — unless such changes are approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding voting securities, voting together as a single class.

Amendment of Bylaws

The Registrant’s board of directors holds the non-exclusive authority to adopt, amend, or repeal the Registrant’s bylaws, except as otherwise provided in the bylaws themselves. Stockholders entitled to vote also possess the power to amend, modify, repeal, or adopt new bylaw provisions at any annual or special meeting, provided advance notice of the proposed changes is given. Any stockholder-initiated amendments must either be approved by the board of directors or receive the affirmative vote of (i) a majority of the total voting power of all outstanding voting securities entitled to vote in the election of directors, voting as a single class, in the case of any such amendment prior to the Sunset Date, or (ii) sixty-six and two-thirds percent (66 2/3%) of such voting securities, voting as a single class, in the case of any such amendment on or after the Sunset Date

The provisions of Nevada law, the A&R Articles of Incorporation, and the A&R Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Registrant’s common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the Registrant’s board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Outstanding Warrants

As of September 12, 2025, following the closing of the Merger and the PIPE Financing, the Registrant had outstanding 209,771,462 Pre-Funded Warrants, 555,259,256 Traditional Warrants, and 31,500 ASST Legacy Warrants (as defined below).

Pre-Funded Warrants

Each Pre-Funded Warrant has an exercise price of $0.0001 per share, is exercisable immediately on issuance and is exercisable until the Pre-Funded Warrant is exercised in full. The Pre-Funded Warrant includes customary anti-dilution adjustments.

Under the terms of the Pre-Funded Warrants, the Registrant may not effect the exercise of any such warrant, and a holder is not entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise and unless otherwise elected by such subscriber pursuant to their Subscription Agreement, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant.

The Registrant has agreed to make certain payments to the Subscribers as liquidated damages and not as a penalty upon failure to deliver shares of Class A Common Stock upon exercise of the Pre-Funded Warrant in accordance with the terms of the Pre-Funded Warrant.

Traditional Warrants

Each Traditional Warrant has an exercise price of $1.35 per share, is exercisable immediately upon issuance and until the Traditional Warrants expire on the first anniversary of the date on which a registration statement registering such warrants becomes effective. The Traditional Warrants include customary anti-dilution adjustments.

Under the terms of the Traditional Warrants, the Registrant may not effect the exercise of any such warrant, and a holder is not entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise and unless otherwise elected by such subscriber pursuant to their Subscription Agreement, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant.

The Registrant has agreed to make certain payments to the Subscribers as liquidated damages and not as a penalty upon failure to deliver shares of Class A Common Stock upon exercise of the Traditional Warrant in accordance with the terms of the Traditional Warrant.

ASST Legacy Warrants

In connection with certain private placements, pursuant to Asset Entities’ engagement letter agreement with Boustead Securities, LLC (“Boustead”), dated November 29, 2021, Asset Entities issued Boustead five-year warrants to purchase up to 10,500 shares of common stock in aggregate, with an exercise price of $31.25 per share (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable for a period of five years, and contain cashless exercise provisions.

Pursuant to the underwriting agreement, dated February 2, 2023, between Asset Entities and Boustead as the representative of the underwriters in Asset Entities’ initial public offering, on February 7, 2023, which was the commencement date of sales in Asset Entities’ initial public offering, Asset Entities issued a warrant to purchase 21,000 shares of common stock to Boustead at an exercise price of $31.25 per share (the “Representative Warrant”, and together with the Placement Agent Warrants, the “ASST Legacy Warrants”). The Representative Warrant is exercisable upon issuance, has a cashless exercise provision and will terminate on the fifth anniversary of the date of issuance. The Representative Warrant is not exercisable or convertible for more than five years from the commencement date of sales in the initial public offering. The Representative Warrant also provides for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative Warrant for a period not to exceed five years from the commencement of sales in the initial public offering.

Choice of Forum

The A&R Articles of Incorporation provide that the Eighth Judicial District Court of Clark County, Nevada be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative or that assets any claim or counterclaim: (a) brought in the Registrant’s name or right or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any of the Registrant’s current or former directors, officers, stockholders, employees, agents or fiduciaries or its stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against us arising pursuant to any provision of NRS Chapters 78 or 92A, any provision of the A&R Articles of Incorporation or A&R Bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of the A&R Articles of Incorporation or A&R Bylaws or (e) governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Registrant’s A&R Articles of Incorporation further provide that the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act, against any person in connection with any offering of the Registrant’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which person shall have the right to enforce this clause. Any person or entity purchasing or otherwise acquiring any interest in shares of the Registrant’s capital stock shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the above provisions of the A&R Articles of Incorporation. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Listing

The Registrant’s Class A Common Stock is listed on the NASDAQ Global Market under the trading symbol “ASST.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Stock is VStock Transfer, LLC.